Exhibit 5.1

EDWARD B. WHITTEMORE 860.240.6075 DIRECT TELEPHONE 860.240.5875 DIRECT FACSIMILE EWHITTEMORE@MURTHALAW.COM

December 18, 2012

Connecticut Water Service, Inc. 93 West Main Street Clinton, CT 06412

Re:	Registration Statement on Form S-3 (File No. 333-182577)

Ladies and Gentlemen:

We have acted as counsel to Connecticut Water Service, Inc., a Connecticut corporation (the “Company”), in connection with: (i) the filing of the above referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”); (ii) the preparation and filing of the prospectus supplement of the Company dated December 12, 2012 (the “Prospectus Supplement”) and the accompanying base prospectus dated July 27, 2012 (the “Base Prospectus”), each of which has been filed by the Company with the SEC pursuant to Rule 424 promulgated under the Securities Act; and (iii) the underwriting agreement dated December 12, 2012 (the “Underwriting Agreement”) by and between the Company and Wells Fargo Securities, LLC, on behalf of itself and the other underwriters named therein (the “Underwriters”), relating to the offering and sale by the Company of up to 1,475,000 shares (the “Initial Securities”) of the common stock of the Company, without par value (the “Common Stock”), and, at the election of the Underwriters, up to 221,250 additional shares of Common Stock (the “Option Securities” and together with the Initial Securities, the “Offered Securities”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K. In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, (ii) the Base Prospectus and the Prospectus Supplement relating to the Offered Securities

Connecticut Water Service, Inc.

December 18, 2012

(such Base Prospectus, Prospectus Supplement and all material incorporated therein by reference being hereinafter collectively referred to as the “Prospectus”); (iv) the Underwriting Agreement; (v) the resolutions adopted by the Board of Directors of the Company and by the Special Committee of the Board of Directors of the Company related to the filing of the Registration Statement and the offering and sale of the Offered Securities; (vi) the Amended and Restated Certificate of Incorporation, as currently in effect; and (viii) the Amended and Restated By-Laws of the Company, as currently in effect. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company or others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have made such other investigations of fact and law as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

As to various matters of fact material to our opinion, we have relied upon, and assumed the accuracy, completeness and genuineness of, the statements of fact contained in the documents we have examined or made to us by officers or employees of the Company who by reason of their positions would be expected to have knowledge of such facts. Although we have made no independent investigation of any such facts, nothing has come to our attention which would lead us to believe that such facts are inaccurate.

Members of our firm are admitted to the Bar of the State of Connecticut and do not purport to be experts on, or express any opinion concerning, any law other than the laws of the State of Connecticut and the federal securities laws of the United States.

Based upon and subject to the foregoing, we are of the opinion that (a) the Offered Securities have been duly authorized by all requisite corporate action of the Company, and (b) upon the issuance and delivery of the Offered Securities in accordance with the Underwriting Agreement and receipt by the Company of the consideration therefor set forth in the Prospectus, and further assuming that the Offered Securities have been duly authenticated, executed, countersigned, registered and delivered upon payment therefor, the Offered Securities will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Offered Securities while the Registration Statement is in effect. This opinion is rendered only as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We undertake no obligation to update or supplement this opinion to reflect any changes in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions as set forth herein.

Connecticut Water Service, Inc.

December 18, 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus under the caption “Legal Matters”. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

MURTHA CULLINA LLP

By:	/s/ Edward B. Whittemore
Edward B. Whittemore
a Partner of the Firm

cc:	David C. Benoit Kristen A. Johnson Willard F. Pinney, Jr.